EXHIBIT 99.1

April 13, 2018 – Issue #5

ABF is pleased to announce highlights of the tentative contract agreement that was reached with the Teamsters’ bargaining team on March 28, following months of intense negotiations.

Major economic provisions of the agreement include:

•                  Restoration of a vacation week on anniversary dates that begin on or after April 1, with the new vacation eligibility schedule being the same as the applicable 2008-2013 supplemental agreements

•                  Wage increases in each year of the contract, beginning in July 1, 2018

•                  A $1000 ratification bonus for full-time active employees and $500 for qualifying casual employees, payable within 30 days of ratification

•                  Contributions to multiemployer pension plans at current rates for each fund

•                  Continuation of your existing health coverage at no cost to you

•                  Changes to purchased transportation provisions which will provide greater red circle protections

•                  Profit-sharing bonuses with Operating Ratios under 96.0

•                  A 63-month contract term from April 1, 2018 to June 30, 2023

At the start of negotiations, ABF said our goal was to reach an agreement that was fair to employees and affordable for the company.

Ratification of this beneficial agreement for both parties will allow ABF to continue serving our customers with the excellent experience they expect and provide additional opportunities for the company to grow. Employees will continue to have the best-compensated jobs in the industry.

We encourage our employees to vote Yes.

The Teamsters will provide additional information during local meetings scheduled in the coming two weeks, including voting instructions, with their representatives available to answer any questions you may have.

We thank you for your focus and ongoing commitment to exceeding our customers’ expectations while this final stage of the process gets underway.

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